WHITEHORSE FINANCE, INC. APPOINTS WILLIAM D. MARKERT CHIEF OPERATING OFFICER

NEW YORK, NY, August 1, 2014 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (NASDAQ:WHF) today announced that William D. Markert has joined the Company as Chief Operating Officer, effective August 1, 2014. Ethan M. Underwood, the Company’s current Chief Operating Officer, will continue his role as Managing Director of H.I.G. WhiteHorse Advisers, LLC, the Company’s investment adviser.

William D. Markert most recently served as Chief Financial Officer of Securus Technologies, Inc., an integrated communications and technology provider. Mr. Markert has more than 25 years of finance, operations, business analytics, economics and regulatory experience and has held executive level finance and operations positions during the past 15 years. In his leadership role at Whitehorse Finance, Mr. Markert will have responsibility for the operational and support functions of the Company.

John Bolduc, WhiteHorse Finance’s Chairman of the Board, commented, “I am pleased to welcome Bill to WhiteHorse Finance and am excited to have him as part of the team during this period of rapid growth for the Company. On behalf of the Board of Directors, I want to thank Ethan for his service, particularly with respect to his leadership during the IPO process completed in late 2012.”

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held small-cap companies across a broad range of industries. The Company’s investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager managing approximately $15 billion of capital as of March 31, 2014 across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Source: WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc.

Jay Carvell, 214-855-2999

Chief Executive Officer

or

Prosek Partners

Brian Schaffer, 212-279-3115

bschaffer@prosek.com